                                                                       EXHIBIT 6

                          WELCOMETO SEARCH ENGINE, INC.

                             555-425 Carrall Street
                           Vancouver, British Columbia
                                     V6B 6E3

--------------------------------------------------------------------------------
January 21, 1999

XCEEDX TECHNOLOGIES INC. and
THE COMMON AND PREFERRED
SHAREHOLDERS OF
XCEEDX TECHNOLOGIES INC.
c/o 211-4240 Manor Street
Burnaby, British Columbia
V5G 1B2

Attention:  Mr. Phil Dubois, President

Dear Sirs:

RE:      WELCOMETO SEARCH ENGINE, INC. ("WELCOMETO")
         -OFFER TO ACQUIRE 100% OF THE OUTSTANDING COMMON SHARES
         OF XCEEDX TECHNOLOGIES INC. ("XCEEDX")

We write to set out the offer of WelcomeTo to XCEEDX and the common and preferred shareholders of XCEEDX (the "Shareholders") to acquire 100% of the outstanding common and preferred shares of XCEEDX.

This offer is on the terms and is subject to the conditions set forth in this letter. If this offer is acceptable, we ask that you indicate your agreement by signing this letter where indicated below, completing the required information and returning an executed copy to us. This offer is open for acceptance until 4:00 p.m. (Pacific Time) on January 21, 1999 (the "Expiry Time"), at which time this offer will terminate unless accepted in writing.

WelcomeTo's offer is as follows:

1.       OFFER TO PURCHASE

1.1 WelcomeTo offers to purchase from each Shareholder all of the common and preferred shares of XCEEDX held by the Shareholder (the "Shares") on the terms and subject to the conditions set forth in this offer, for an aggregate fair market value purchase price for the Shares of $1,250,000 ($CDN). WelcomeTo's obligation to purchase the Shares held by any Shareholder is conditional upon Shareholders holding at least 90% of the outstanding common shares and 90% of the outstanding preferred shares of XCEEDX accepting this offer by the Expiry Time.

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                                     - 2 -


2.       PAYMENT FOR THE SHARES

2.1 WelcomeTo will pay the purchase price by issuing to each Shareholder accepting this offer (each an "Accepting Shareholder") one (1) common share of WelcomeTo (each a "WelcomeTo Share") for each common and preferred share of XCEEDX held by the Accepting Shareholder. (For example: A shareholder of XCEEDX accepting this offer will receive 1,000 common shares of WelcomeTo on closing for each 1,000 common shares of XCEEDX held by the Shareholder.)

3.       CLOSING DATE

The date of the closing of the purchase and sale of the Shares of each Accepting Shareholder will be the 21st day of January, 1999 (the "Closing Date"), or such other date as may be agreed upon in writing by the parties hereto.

4.       REPRESENTATIONS AND WARRANTIES OF EACH ACCEPTING SHAREHOLDER

4.1 WelcomeTo's purchase will be based on the following representations and warranties by each Accepting Shareholder, each of which will survive closing:

     (a) XCEEDX is a corporation duly organized, validly existing and in good standing under the British Columbia Company Act;

     (b) all Shares owned by the Accepting Shareholder are owned free and clear of all liens, charges, encumbrances and security interests;

     (c) there is no shareholders' agreement between the shareholders of XCEEDX to which the Accepting Shareholder is party and there is no other shareholders' agreement between any of the shareholders XCEEDX of which the Accepting Shareholder has knowledge;

     (d) except as disclosed in XCEEDX's financial statements as at January 14, 1999 attached hereto as Schedule "A" (the "XCEEDX Financial Statements"), XCEEDX has no indebtedness, debt or other liability to the Accepting Shareholder and to the best knowledge of the Accepting Shareholder, to any other shareholder or any officer or director of XCEEDX;

     (e) the Accepting Shareholder has no option, warrant or other right to acquire any shares of XCEEDX;

     (f) no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Accepting Shareholder any of the Shares;

     (g) each Accepting Shareholder acknowledges and understands that the WelcomeTo Shares have not been, nor will be registered or qualified under and are being sold in reliance on exemptions provided for in applicable securities laws, rules and regulations and that WelcomeTo will thereby be exempt from certain disclosure obligations otherwise applicable under such securities laws, rules and regulations, and that, as a result:

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                                     - 3 -

          (i) the Accepting Shareholders will be restricted from using most of the civil remedies available under such laws and regulations;

          (ii) the Accepting Shareholders may not receive information that would otherwise be required to be provided to them under such securities laws and regulations;

          (iii) WelcomeTo is relieved from certain obligations that would otherwise apply under such laws and regulations;

          (iv) the Accepting Shareholders will not receive the benefits associated with a purchase of securities distributed under a filed prospectus or other offering document, including the review of material by securities regulatory authorities and may not receive information that would otherwise be required to be provided to each Accepting Shareholder under such laws and regulations;

          (v) the WelcomeTo Shares will be subject to resale restrictions with which the Accepting Shareholders will comply, and in particular, the WelcomeTo Shares may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of, if such disposition will violate any federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, giving, and any form of conveying, whether voluntary or not; and

          (vi) the Accepting Shareholders understand that there is not any market for the WelcomeTo Shares and that no assurance has been given that a market will ever develop, that the transferability of the WelcomeTo Shares will be affected by resale restrictions imposed by applicable securities laws, rules and regulations and that, accordingly, it may not be possible for the Accepting Shareholders to liquidate their investments in the WelcomeTo Shares readily, if at all;

     (h) each Accepting Shareholder further acknowledges and understands that the XCEEDX Shares are being exchanged for WelcomeTo Shares pursuant to section 4(2) of the Securities Act of 1933 (U.S.) and therefore are "restricted" securities as that term is defined in Rule 144 of the Securities Act of 1933. As such, each Accepting Shareholder acknowledges and understands that the WelcomeTo Shares cannot be re-sold for a period of 12 months from the Closing Date and thereafter can only be sold in compliance with Rule 144 of the Securities Act of 1933;

     (i) each Accepting Shareholder acknowledges that the WelcomeTo Shares HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION; ANY STATE SECURITIES AGENCY; OR ANY FOREIGN SECURITIES AGENCY, and that the WelcomeTo Shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States unless registered under the Securities Act of 1933 and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available, and that WelcomeTo is under no obligation to register or seek an exemption under any federal securities act, state securities act, or any foreign securities act for any of the

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                                     - 4 -

          WelcomeTo Shares or to cause or to permit the WelcomeTo Shares to be transferred in the absence of any such registration or exemption;

     (j) each Accepting Shareholder further acknowledges and understands that in addition to the restrictions placed on the WelcomeTo Shares by the Securities Act of 1933, the British Columbia Securities Act will place resale restrictions on the WelcomeTo Shares which will result in Accepting Shareholders who are residents of British Columbia acquiring WelcomeTo Shares subject to a 12 month hold period, such hold period commencing from the date that WelcomeTo becomes a reporting issuer in British Columbia. Each Accepting Shareholder further acknowledges and understands that WelcomeTo has no obligation or present intention of becoming a reporting issuer in British Columbia and no representations to the contrary have been made to the Accepting Shareholders;

     (k) each Accepting Shareholder has been independently advised as to the applicable hold periods imposed in respect of the WelcomeTo Shares by applicable securities legislation and regulatory policies and confirms that no representations have been made by WelcomeTo or any other individuals respecting the hold periods applicable to the WelcomeTo Shares and is aware of the risks and other characteristics of the WelcomeTo Shares and of the fact that the Accepting Shareholder may not be able to resell the WelcomeTo Shares purchased by it except in accordance with the applicable securities legislation and regulatory policies;

     (l) if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Accepting Shareholder will execute, deliver, file and otherwise assist WelcomeTo in filing such reports, undertakings, and other documents with respect to the issue of the WelcomeTo Shares as may be required;

     (m) all certificates for common shares of WelcomeTo received in exchange will be endorsed with the following legend pursuant to the Securities Act of 1933 and the British Columbia Securities Act:

          THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION. THE SECURITIES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO A HOLD PERIOD AND MAY NOT BE TRADED IN BRITISH COLUMBIA UNTIL THE EXPIRY OF THE HOLD PERIOD (EXCEPT AS PERMITTED BY THE SECURITIES ACT BRITISH COLUMBIA) AND THE REGULATIONS MADE UNDER THE ACT;

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                                     - 5 -


     (n) to the extent that any federal and/or state securities laws shall require, the Accepting Shareholder hereby agrees that any WelcomeTo Shares acquired pursuant to this offer shall be without preference as to assets;

     (o) the Accepting Shareholder is not an underwriter and would be acquiring the WelcomeTo Shares solely for investment for his or her own account and not with a view to, or for, resale in connection with any distribution within the meaning of any federal securities act, state securities act or any other applicable federal or state laws;

     (p) the Accepting Shareholder understands the speculative nature and risks of investments associated with the WelcomeTo Shares, and confirms that the WelcomeTo Shares would be suitable and consistent with his or her investment program; that his or her financial position enable him or her to bear the risks of this investment; and, that there is no public market for the WelcomeTo Shares;

     (q) the Accepting Shareholder has had the opportunity to ask questions of WelcomeTo, has received additional information from WelcomeTo to the extent that WelcomeTo possessed such information, necessary to evaluate the merits and risks of any investment in the WelcomeTo Shares. Further, the Accepting Shareholder has been given: (1) All material books, records and financial statements of WelcomeTo; (2) all material contracts and documents relating to the proposed transaction; and (3) an opportunity to question the appropriate executive officers of WelcomeTo;

     (r) the Accepting Shareholder has satisfied the suitability standards imposed by his or her applicable state or provincial laws and has a preexisting personal and business relationship with WelcomeTo;

     (s) the Accepting Shareholder has adequate means of providing for his current needs and personal contingencies and has no need to sell the WelcomeTo Shares in the foreseeable future (that is at the time of the investment, the Accepting Shareholder can afford to hold the WelcomeTo Shares for an indefinite period of time);

     (t) the Accepting Shareholder has sufficient knowledge and experience in financial matters to evaluate the merits and risks of the WelcomeTo Shares and further, the Accepting Shareholder is capable of reading and interpreting financial statements;

4.2 In addition to the above representations and warranties, WelcomeTo's purchase will be based on the representations and warranties of each Accepting Shareholder as follows, provided that if the Accepting Shareholder is not a director or officer of XCEEDX, such representations and warranties will be limited to the best knowledge of the Accepting Shareholder and each of which will survive closing:

     (a) the issued and outstanding capital of XCEEDX consists of 5,632,500 common shares and 617,500 preferred shares, which Shares are held by the individuals set out at Schedule "B".

     (b) no firm, corporation or individual has any agreement or option, including convertible securities, warrants or convertible obligations of any nature, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of XCEEDX or of any securities of XCEEDX.

     (c) the books and records and the XCEEDX Financial Statements fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of XCEEDX as at the date hereof, and all material financial transactions of XCEEDX relating to its business have been accurately recorded in such books and records;

     (d) the XCEEDX Financial Statements have been prepared in accordance with generally accepted accounting principles and present fairly and correctly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of XCEEDX as at the date thereof and there will not be, prior to the Closing Date, any increase in such liabilities or other material change other than in the ordinary course of business;

     (e) the business of XCEEDX has been carried on in the ordinary and normal course by XCEEDX since the date of the XCEEDX Financial Statements and will be carried on in the ordinary and normal course up to the Closing Date;

     (f) XCEEDX has duly and in a timely manner filed and remitted all applicable taxes and source deduction remittances when required;

     (g) XCEEDX owns, possesses and has good and marketable title to its undertaking, property and assets, and without restricting the generality of the foregoing, all those assets described in the balance sheet included in the XCEEDX Financial Statements are, except as disclosed in the Financial Statements and this Agreement, free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising;

     (h) the liabilities and indebtedness of XCEEDX do not exceed the liabilities disclosed on the XCEEDX Financial Statements and there will not be any increase in such liabilities prior to the Closing Date other than in the ordinary course of business;

     (i) XCEEDX does not have any outstanding material agreements (including employment agreements) contracts or commitments, whether written or oral, of any nature or kind whatsoever, except:

            (i) agreements, contracts and commitments in the ordinary course of business;

           (ii) consultant, management or employment agreements between XCEEDX and its consultants, management and employees, each of which can be terminated by XCEEDX on not more than 30 days written notice;

          (iii) the lease for XCEEDX's premises, effective until February 28, 2001, at 211-4240 Manor Street, Burnaby, British Columbia; and


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                                     - 7 -


           (iv) a licence agreement dated December 12, 1996 with Unisys for the use of certain proprietary technology.

     (j) XCEEDX is not bound by any guarantee of the obligations of any other person, firm or corporation;

     (k) XCEEDX is not in material default or breach of any contracts, agreements, written or oral, indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach; and

     (l) except as otherwise disclosed in this Agreement or the Schedules thereto, there are no actions, suits or proceedings pending or threatened against or affecting XCEEDX and the Accepting Shareholder is not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

5.        REPRESENTATIONS AND WARRANTIES OF WELCOMETO

5.1 The Accepting Shareholders' sale will be based on the representations and warranties by WelcomeTo, each of which will survive closing, that:

     (a) WelcomeTo is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and with respect to all filings required pursuant to the listing of its securities on the NASD OTC Bulletin Board, and a true copy of its Certificate of Incorporation, Articles of Incorporation, By-laws and any other charter documents, and all amendments thereto, have been provided to XCEEDX;

     (b) upon issue, the WelcomeTo Shares will be fully paid and non-assessable shares in the capital of WelcomeTo;

     (c) the authorized capital stock of WelcomeTo is 50,000,000 common shares and the issued and outstanding shares of WelcomeTo will be between 13,105,000 and 13,510,000 common shares.

     (d) WelcomeTo has the legal capacity to enter into and to perform its obligations under this Agreement and all necessary resolutions of shareholders and directors have been duly passed in order to authorize WelcomeTo to execute and deliver this Agreement;

     (e) the books and records of WelcomeTo fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of WelcomeTo as at the date hereof, and all material financial transactions of WelcomeTo relating to its business have been accurately recorded in such books and records which have been made available to XCEEDX for its review; and

     (f) except as disclosed in Schedule "C" hereto, there are no actions, suits or proceedings by or before any Court or regulatory authority (including any securities regulatory authority) pending or threatened against or affecting WelcomeTo or any person who is or has been a director or officer of WelcomeTo

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                                     - 8 -


          and WelcomeTo is not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

6.        CONDITIONS PRECEDENT TO CLOSING

6.1 WelcomeTo's obligation to complete the purchase of the Shares held by each Accepting Shareholder is subject to each of the following conditions:

     (a) all representations and warranties of each Accepting Shareholder will be true and correct in all material respects on the Closing Date;

     (b) there shall have been no material adverse change to the business of XCEEDX between the date of acceptance and the Closing Date;

     (c) XCEEDX and each Accepting Shareholder will have made the deliveries contemplated in this offer on the Closing Date;

     (d) WelcomeTo will have received an appropriate indemnity from Phil Dubois and Ken Bradley with respect to any liabilities of XCEEDX not disclosed in the XCEEDX Financial Statements exceeding 10 percent of the said disclosed liabilities;

     (e) WelcomeTo will have entered into management services contracts, non-competition agreements and confidentiality agreements with Phil Dubois and Ken Bradley on terms acceptable to WelcomeTo;

     (f) all necessary approvals from the British Columbia Securities Commission and the Securities Exchange Commission will have been received by WelcomeTo; and

     (g) this offer being accepted by Shareholders holding not less than 90% of the issued and outstanding common shares in the capital of XCEEDX;

6.2 Each of the above conditions precedent is for the sole benefit of WelcomeTo and may be waived by WelcomeTo. In the event that any of the above conditions has not been satisfied or waived by the Closing Date, WelcomeTo may elect to terminate this Agreement and will have no further liability to the Accepting Shareholders.

7.        FURTHER CONDITIONS PRECEDENT TO CLOSING

7.1 The obligation of each of the Accepting Shareholders to complete the sale of the Shares to WelcomeTo is subject to the following conditions:

     (a) all representations and warranties of WelcomeTo will be true and correct in all material respects on the Closing Date;

     (b) there shall have been no material change to the assets, liabilities or financial condition of WelcomeTo between the date of acceptance and the Closing Date; and

     (c) WelcomeTo will have made the deliveries contemplated in this offer on the Closing Date.

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7.2       The above conditions are for the benefit of each Accepting Shareholder and may be waived by each such shareholder. In the event that the above conditions have not been satisfied or waived by all Accepting Shareholders by the Closing Date, any Accepting Shareholder may elect to terminate his obligation under this Agreement and will have no further liability to WelcomeTo.

8.        APPOINTMENT OF DIRECTORS

8.1 At closing, Greg Chapman and Collin Hall will resign as directors of WelcomeTo and Phil Dubois and Ken Bradley (the "New Directors") will be appointed as directors in their place so that the directors and officers of WelcomeTo will be as follows:

          NAME                 OFFICE

          Brent Forgeron       Director and Executive Vice President,
                               Search Engine Division

          Greg Beaudin         Director and Vice President

          Phil Dubois          Director, President and Chief Executive Officer

          Ken Bradley          Director and Executive Vice President,
                               E-Commerce Division

          Joe D. Wurz          Chief Financial Officer

8.2 At closing, Brent Forgeron and Greg Beaudin will be appointed directors of XCEEDX and the directors and officers of XCEEDX will be as follows:

           NAME                OFFICE

           Phil Dubois         Director, President and Chief Executive Officer

           Ken Bradley         Director and Vice President

           Brent Forgeron      Director and Vice President

           Greg Beaudin        Director and Vice President

8.3 After closing Brent Forgeron and Greg Beaudin may jointly appoint one additional director of WelcomeTo (the "WelcomeTo Nominee"); Phil Dubois and Ken Bradley may jointly appoint one additional director of WelcomeTo (the "XCEEDX Nominee"); the New Directors of WelcomeTo, including the WelcomeTo and XCEEDX Nominees, if any, may jointly appoint one additional director of WelcomeTo and jointly designate a director of WelcomeTo to act as Chairman of the Board of WelcomeTo;

9.        CLOSING DELIVERIES

9.1 On the Closing Date, the Accepting Shareholders will deliver or will cause XCEEDX to deliver to WelcomeTo:

         (a) share certificates representing 5,632,500 common shares and 617,500 preferred shares held by the Accepting Shareholders, duly endorsed for transfer to WelcomeTo;

         (b) written confirmation by each Accepting Shareholder as to the truth and correctness of the representations and warranties of the Accepting Shareholder as of the Closing Date;

         (c) a directors resolution of XCEEDX authorizing the sale of the Shares;

         (d) an executed copy of the directors and members resolution of XCEEDX setting the number of XCEEDX directors at four and appointing new directors of XCEEDX as follows:

                    (i)      Brent Forgeron; and

                    (ii)     Greg Beaudin;

         (e) a resolution of the directors of XCEEDX appointing new officers of XCEEDX as follows:

                    (i) Phil Dubois - Director, President and Chief Executive Officer

                    (ii)     Ken Bradley - Director and Vice President

                    (iii)    Brent Forgeron - Director and Vice President

                    (iv)     Greg Beaudin - Director and Vice President

         (f) an indemnity in which Phil Dubois and Ken Bradley agree to indemnify WelcomeTo to the extent of any liabilities of XCEEDX not disclosed in the XCEEDX Financial Statements exceeding 10 percent of the said disclosed liabilities; and

         (g) all other corporate resolutions, agreements, assignments, consents and documentation as deemed necessary by WelcomeTo's solicitors, acting reasonably, to give effect to the transactions contemplated by this Agreement in accordance with accepted commercial practice.

         (h) written confirmation from Phil Dubois, president and director of XCEEDX, as to the truth and correctness of the representations and warranties of XCEEDX at the Closing Date;

         (i) a certified copy of XCEEDX's Share Register showing the registered holders of all of the issued and outstanding shares in XCEEDX prior to the Closing Date and confirming that the number of XCEEDX's issued and outstanding shares immediately prior to the Closing Date is 5,632,500 common shares and 617,500 preferred shares;

         (j) share certificates for 5,632,500 common shares and 617,500 preferred shares of XCEEDX registered in the name of WelcomeTo; and

         (k) a certified copy of XCEEDX's Share Register showing WelcomeTo as the registered holder of 5,632,500 common shares and 617,500 preferred shares of XCEEDX; and

9.2               On the Closing Date, WelcomeTo will deliver

         (a) to each Accepting Shareholder, an Acknowledgement of Acceptance executed by WelcomeTo confirming that it will deliver the certificates representing WelcomeTo Shares to which the Accepting Shareholder is entitled;

         (b) to each Accepting Shareholder, a certified copy of the Share Register of the Common Shareholders of WelcomeTo showing each Accepting Shareholder as a registered holder of the WelcomeTo Shares to which the Accepting Shareholder is entitled;

         (c) to XCEEDX all other corporate resolutions, agreements, assignments, consents and documentation as deemed necessary by XCEEDX's solicitors, acting reasonably, to give effect to the transactions contemplated by this Agreement in accordance with accepted commercial practice;

10.               ACCEPTANCE

10.1 If a Shareholder wishes to accept this offer, the Shareholder must:

         (a)      execute this offer where indicated below;

         (b)      complete all information;

         (c) deliver a copy of the Accepting Shareholder's acceptance to WelcomeTo at a closing to be held on the Closing Date at the offices of WelcomeTo's counsel, Russell & DuMoulin, 2100 - 1075 West Georgia Street, Vancouver, B.C.

Yours truly,

WELCOMETO SEARCH ENGINE, INC.

Per:
    --------------------------------
    Brent Forgeron, President

XCEEDX TECHNOLOGIES INC.

Per:
    ---------------------------------
    Phil Dubois, President

This offer is accepted and agreed to this 21st day of January, 1999.

SIGNATURE OF SHAREHOLDER:
                              -------------------------------------------
                              (Sign)

NUMBER OF SHARES HELD:
                              -------------------------------------------
                              (Number of Shares of XCEEDX)

TYPE OF SHARES:
                              -------------------------------------------
                              (State if Preferred or Common shares)

NAME OF SHAREHOLDER:
                              -------------------------------------------
                              (Print Name)

ADDRESS OF SHAREHOLDER:
                              -------------------------------------------
                              (Print Address)